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                                                                    Exhibit 10.5
                               FIRST AMENDMENT TO
                         EXECUTIVE EMPLOYMENT AGREEMENT


                  THIS AGREEMENT is made as of the 13th day of January, 1999 by and between Mel Baiada, a resident of 124 Pheasant Fields Lane, Moorestown, New Jersey 08057 (the "Employee"), and BLUESTONE SOFTWARE, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"), and successor by merger to Bluestone Consulting Inc., a New Jersey corporation.

                                   BACKGROUND

                  A. On April 18, 1997, Employee and the Company entered into an Executive Employment Agreement (the "Employment Agreement"); and

                  B. The Company and Employee now desire to amend the Employment Agreement, subject to the terms and condition hereinafter set forth.

                  NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

                  1. Section 1 of the Employment Agreement shall be amended such that the term "Position" shall mean Chairman of the Board and the term "Initial Term" shall continue until June 30, 1999. Effective as of the date hereof, Employee shall no longer hold the title of President or Chief Executive Officer.

                  2. The first sentence of Section 1(b) of the Employment Agreement shall be deleted and replaced as follows:

                  "This Agreement may be renewed on or before June 30, 1999, for such time (the "Renewal Period") and upon such terms as are approved by the Board of Directors of the Company (the "Board") after recommendation by the President of the Company. The recommendation for renewal shall include an objective compensation and bonus plan for twelve months, together with an evaluation of Employee's performance against reasonable objectives for the first six months of 1999."

                  3. Schedule A shall be deleted.

                  4. Section 3.2 of the Employment Agreement shall be amended to delete the first sentence and replace it as follows:

                   "Within thirty days of the date hereof, Employee and the President of the Company will agree in writing on reasonable performance objectives for Employee for the first six months of


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1999. Employee's bonus and management stock options will be based upon these objectives, drawn from the management compensation and stock option pools that will be used in 1999 for other management employees."

                  5. Employee's Contingent Shares, as defined in the Stock Repurchase Agreement, dated as of April 18, 1997 (the "Repurchase Agreement") shall continue to vest in accordance with the terms of the Repurchase Agreement for as long as Employee remains in the Position, subject to the provisions regarding termination herein.

                  6. If Employee is terminated from the Position, or the Employment Agreement is not renewed in accordance with Section 1(b) of the Employment Agreement as amended in paragraph 2 herein, he shall retain his position as a director on the Board as long as he: 1) retains at least ten percent (10%) ownership of the issued and outstanding Common Stock of the Company, determined on a fully converted basis assuming conversion of all outstanding convertible securities and exercise of all outstanding options, warrants or rights to acquire Common Stock; or 2) until June 30, 2000, whichever is later.

                  7. If Employee is terminated from the Position in accordance with Section 8.5 of the Employment Agreement, or the Employment Agreement is not renewed in accordance with Section 1(b) of the Employment Agreement as amended in paragraph 2 herein, he will receive twelve (12) months of 1998 base salary as severance, grossed up for benefits and taxes. Such severance will be payable in accordance with the Bluestone payroll schedule.

                  8. If Employee is terminated from the Position in accordance with Section 8.5 of the Employment Agreement, or the Employment Agreement is not renewed in accordance with Section 1(b) of the Employment Agreement as amended in paragraph 2 herein, his Contingent Shares under the Repurchase Agreement will immediately become Vested Shares, as defined in the Repurchase Agreement.

                  9. The receipt of the payments and benefits to be provided to Employee under Sections 6, 7 and 8 of this Agreement are conditional upon Employee executing and delivering to the Company a mutual release in the form attached hereto as EXHIBIT A.

                  10. If Employee is terminated from the Position in accordance with Section 8.3 of the Employment Agreement, he will not receive any severance and will immediately forfeit his Board seat and any other employee title in the Company.

                  11. The Employment Agreement will terminate automatically if the shares of the Company are registered in a public offering of its securities, or there is a merger where the Company is not the surviving company, a sale of all the Company's stock, or a sale of substantially all the assets of the Company.

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                  12. Employee shall not, in connection with any matter relating to his employment with the Company, knowingly and intentionally disparage the Company or its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, directors, shareholders and employees (herein collectively referred to as the "Company Group"). The Company represents that, as of the date of this Agreement, there are no documents in Employee's personnel file in which the Company has intentionally and knowingly disparaged Employee and the Company on its behalf and on behalf of the Company Group further agrees that neither it nor any member of the Company Group shall knowingly or intentionally disparage Employee in the future for matters relating to his employment with the Company.

                  13. The Company will reimburse Employee for reasonable expenses in connection with a legal review of this Agreement.

                  14. Except as amended herein, the Employment Agreement will remain in full force effect.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first written above.


                           BLUESTONE SOFTWARE, INC.



                           By:
                               ---------------------------
                                       Title:

WITNESS:


                           /s/ Mel Baiada
---------------------      -------------------------
Name:                      MEL BAIADA


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